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                                  EXHIBIT 11.0

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                 Three Months Ended           Nine Months Ended
                                                                 September 30, 1997           September 30, 1997
                                                             --------------------------  --------------------------
                                                               Primary    Fully Diluted    Primary    Fully Diluted
                                                             -----------  -------------  -----------  -------------

Net income                                                   $ 4,886,812   $ 4,886,812   $10,695,866   $10,695,866
                                                             -----------   -----------   -----------   -----------

Weighted-average shares:
 Shares outstanding at beginning of period                    14,509,634    14,509,634    13,417,012    13,417,012
 Shares issued in conjunction with acquisitions:
     183,823 shares issued for Flexible in March 1997               --            --         144,096       144,096
     690,855 shares issued for Global in April 1997                 --            --         463,101       463,101
     23,263 shares issued for Kleven in June 1997                   --            --           7,840         7,840
     193,860 shares issued for Sterling in June 1997                --            --          65,330        65,330
     286,612 shares issued for Baker Street in August 1997       286,162       286,162       286,162       286,162
     123,500 shares issued for EBS in August 1997                123,500       123,500        41,619        41,619
     3,665,000 shares issued in conjunction with               1,593,478     1,593,478       536,996       536,996
        Secondary Offering in August 1997
     24,068 shares issued for Able in September 1997               4,971         4,971         1,675         1,675
     71,982 shares issued for H. Allen in September 1997          12,519        12,519         4,219         4,219
 Outstanding options considered common stock
     equivalents                                                 764,397       900,099       476,420       783,647
 Other                                                            42,788        42,788        43,118        43,118
                                                             -----------   -----------   -----------   -----------
     Total weighted-average shares                            17,337,449    17,473,151    15,487,588    15,794,815
                                                             -----------   -----------   -----------   -----------

Earnings per share                                           $      0.28   $      0.28   $      0.69   $      0.68
                                                             -----------   -----------   -----------   -----------


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